CUSIP No. 42703T 108

EXHIBIT 99.1

Notice of Dissolution of Group

This Exhibit serves as Notice of Dissolution of the Group of Messrs. DeStefano, Jesky and MQ LLP, effective September 26, 2017. All further filings with respect to transactions in the security of Her Imports will be filed, if required by the members of the group, in their individual capacity.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement as of September 26, 2017

By:	/s/ Mark DeStefano
Mark DeStefano
Shareholder

MQ LLP

By:	/s/ Mark DeStefano
Mark DeStefano
Managing Member

By:	/s/ T. J. Jesky
T. J. Jesky
Shareholder